PRICING SUPPLEMENT                                          File No. 333-105098
-------------------                                             Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated
June 3, 2003)
Pricing Supplement Number: 2329



                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes

Principal Amount:         $150,000,000                                        Original Issue Date:    August 1, 2003

Issue Price:              100.00%                                             Stated Maturity Date:   August 1, 2005

CUSIP Number:             59018YRS2


Interest Calculation:                                                         Day Count Convention:
---------------------                                                         ---------------------

[ x ]   Regular Floating Rate Note                                            [ x ]  Actual/360
[   ]   Inverse Floating Rate Note                                            [   ]  30/360
        (Fixed Interest Rate):                                                [   ]  Actual/Actual



Interest Rate Basis:
---------------------

[   ]   LIBOR                                                                 [   ]  Commercial Paper Rate
[   ]   CMT Rate                                                              [   ]  Eleventh District Cost of Funds Rate
[   ]   Prime Rate                                                            [   ]  CD Rate
[ x ]   Federal Funds Rate                                                    [   ]  Other (see attached)
[   ]   Treasury Rate
 Designated CMT Page:                                                        Designated LIBOR Page:
CMT Moneyline Telerate Page:                                           LIBOR Moneyline Telerate Page:
                                                                                  LIBOR Reuters Page:



Index Maturity:           Not Applicable                                      Minimum Interest Rate:  Not Applicable


Spread:                   + 0.250%                                            Maximum Interest Rate:  Not Applicable

Initial Interest Rate:    Calculated as if the Original Issue                 Spread Multiplier:      Not Applicable
                          Date was an Interest Reset Date

Interest Reset Dates:     Each Business Day, commencing August 2, 2003 to but excluding the Stated
                          Maturity Date, subject to the following Business Day convention.

Interest Payment Dates:   Quarterly, on the 1st of February, May, August and November, commencing
                          November 1, 2003 until maturity, subject to the following Business Day convention.

Repayment at the
Option of the Holder:     The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:    The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                     The Notes are being issued in fully registered book-entry form.

Trustee:                  JPMorgan Chase Bank

Underwriters:             Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Morgan
                          Keegan & Company, Inc. and ABN AMRO Incorporated (the "Underwriters"), are
                          acting as principals in this transaction.  MLPF&S is acting as the Lead
                          Underwriter.

                          Pursuant to an agreement, dated July 29, 2003 (the "Agreement"), between
                          Merrill Lynch & Co., Inc. (the "Company") and the Underwriters, the Company
                          has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of
                          Notes set forth opposite its name below:

                          Underwriters                                     Principal Amount of the Notes
                          ------------                                     -----------------------------

                          Merrill Lynch, Pierce, Fenner & Smith                     $ 147,000,000
                                      Incorporated
                          Morgan Keegan & Company, Inc.                                $1,500,000
                          ABN AMRO Incorporated                                        $1,500,000
                                                                                    -------------
                                                                    Total           $ 150,000,000

                          Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                          The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above.
                          After the initial public offering, the Issue Price may be changed.

                          The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                    July 29, 2003
